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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated September 13, 2000 with respect to the financial statements of Novistar, Inc., August 15, 2000 with respect to the financial statements of the Service Fee Activities of Torch Energy Advisors Incorporated and September 14, 2000 with respect to the financial statements of Oracle Energy Services (a division of Oracle Corporation) in the Registration Statement (Form S-1 No. 33- ) and related Prospectus of Novistar, Inc. dated September 20, 2000 for the registration of 000,000 shares of its common stock.

                                        Ernst & Young LLP

Houston, Texas
September 18, 2000